                                                                 Exhibit 10.25

March 2, 1999

Mr. John Wardle
74 Caswell Street
Narragansett, RI  02882

Dear John:

We are very pleased to extend an offer of employment to you for the position of Chief Operating Officer, PhyMatrix. The terms are as follows:

         Base Salary:        $210,000

         Bonus Potential:    25% bonus potential (based on both company and
                             personal performance metrics to be agreed upon).

                             $10,000 sign-on bonus

         Equity:             100,000 (initial grant) with 3 year vesting period.
                             The vesting period will be accelerated with material change in control of the company. Strike price will be determined at the price April 30, 1999.

         Benefits:           Per PhyMatrix policies. COBRA to be reimbursed for
                             six months.

         Severance:          A. One year of base compensation and payment of
                             COBRA premiums for termination by the company without cause.

                             or

                             B. One year base compensation and payment of COBRA premiums as a result of a material change in responsibilities, reporting relationships or location.

         Start Date:         April 5, 1999 or sooner (TBD)

We are very excited about the prospect of working with you and look forward to you joining our team. Please sign and return this letter as your acceptance of these terms.

Best Regards,

Michael Heffernan

I acknowledge and agree to the terms stated above.

John Wardle